Exhibit 99.1

PRESS RELEASE

CMGI REPORTS FINANCIAL RESULTS FOR THIRD QUARTER OF

FISCAL 2007

Company Reports 6.5% Revenue Growth and Improved Year Over Year Operating Income

Performance

Waltham, Mass. June 5, 2007 — CMGI, Inc. (Nasdaq: CMGI) today reported financial results for its third quarter of fiscal year 2007, ended April 30, 2007.

Financial Summary

•	Net revenue increased 6.5% from prior year to $282.1 million

•	Operating income improved to $0.9 million from an operating loss of $1.7 million in the prior year

•	Non-GAAP operating income increased to $7.5 million from $7.0 million in the third quarter of the prior year

•	Net income decreased to $9.4 million compared to net income of $21.7 million in the same period last year

•	Cash, cash equivalents and marketable securities at April 30, 2007 increased to $250.3 million from $213.0 million at April 30, 2006

Third Quarter Consolidated Financial Results

CMGI reported net revenue of $282.1 million for the third quarter of fiscal 2007, compared to net revenue of $264.7 million for the same period one year ago, a $17.3 million or 6.5% increase. Gross margin increased from $28.9 million in the third quarter of fiscal 2006 to $30.0 million in the third quarter of fiscal 2007, an increase of $1.1 million or 3.8%. As a percentage of revenues, gross margin declined from 10.9% in the third quarter of fiscal 2006 to 10.6% in the third quarter of fiscal 2007.

Operating income was $0.9 million for the third quarter of fiscal 2007 compared to an operating loss of $1.7 million in the same period of the prior fiscal year, an improvement of $2.6 million year over year. The operating income improvement was a result of increased operational efficiencies, especially in the Company’s operations in Asia and lower restructuring expenses.

During the quarter, CMGI also continued to invest in its strategic initiatives which are focused on penetrating new target vertical markets including Communications, Storage and Consumer Electronics, expanding service offerings, deploying a new Enterprise Resource Planning (ERP) technology platform and implementing a shared services model, which includes consolidating IT and finance infrastructures. These investments totaled approximately $4.6 million during the quarter, of which approximately $2.5 million was recorded as an operating expense in the period, with the remainder capitalized on the balance sheet. In comparison, the third quarter of the prior year included expense of $2.9 million related to these initiatives.

“During this quarter we continued to make meaningful progress in our supply chain business, which is resulting in improved financial performance,” said Joseph C. Lawler, Chairman, President and Chief Executive Officer of CMGI. “We grew revenue 6.5% despite a $14.2 million decline in revenue related to a previously announced program change for one client. The growth was driven by improved revenue performance in both our Asian and European operations. In addition, we reported an improvement in operating income, which was supported by the steps we have taken to improve operating efficiencies.”

Excluding net charges related to depreciation, amortization of intangibles, stock-based compensation and restructuring, CMGI reported non-GAAP operating income of $7.5 million for the third quarter of fiscal 2007 versus non-GAAP operating income of $7.0 million for the same period in fiscal 2006.

For the third quarter, CMGI reported net income of $9.4 million or $0.02 diluted earnings per share, compared to net income of $21.7 million or $0.04 diluted earnings per share for the same period in the prior fiscal year. The prior year period reflected gains of $22.6 million as a result of liquidity events in the Company’s @Ventures business, compared with gains of $4.7 million related to @Ventures liquidity events realized in the third quarter of fiscal 2007. The current quarter gains included a $1.6 million gain from the acquisition of Mitchell International, Inc. by a third party and gains of approximately $2.5 million and $0.6 million, respectively, recorded to adjust previously recorded gains on acquisitions by third parties of WebCT, Inc. and Realm Business Solutions, Inc., two @Ventures portfolio companies, due to the release of funds held in escrow.

As of April 30, 2007, CMGI had working capital of approximately $326.8 million compared with $291.6 million at April 30, 2006. Included in working capital as of April 30, 2007 were cash, cash equivalents and marketable securities totaling $250.3 million compared to $213.0 million at April 30, 2006.

“Looking forward, our long-term goals are unchanged and we believe that executing on our overall strategy with both our supply chain and venture capital businesses will help us achieve growth and continue to improve our financial performance,” added Lawler.

Outlook

The Company currently expects revenues of approximately $1.10 billion to $1.15 billion in fiscal 2007. With respect to gross margin percentage, while the Company does not expect second half gross margin levels to approximate the levels achieved in the seasonally high second quarter, the Company continues to expect full year gross margin percentage to show improvement over the prior year.

Conference Call Information

CMGI will hold a conference call to discuss its fiscal 2007 third quarter results at 5:00 PM Eastern Time on June 5, 2007. Investors can listen to the conference call on the Internet at www.cmgi.com/investor. To listen to the live call, go to the Web site at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because they may be considered to be of a non-operational or non-cash nature. Historically, CMGI has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling CMGI’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About CMGI

CMGI, Inc. (Nasdaq: CMGI), through its subsidiary ModusLink, provides industry-leading global supply chain management services and solutions that help businesses market, sell and distribute their products around the world. In addition, CMGI’s venture capital business, @Ventures, invests in a variety of technology ventures. For additional information, see www.cmgi.com.

This release contains forward-looking statements, which address a variety of subjects including, for example, expected revenues and gross margins to be achieved in fiscal 2007, the further execution of CMGI’s strategic business plan and impact of that plan, prospects for growth, the expected impact of strategic initiatives and financial performance. All statements other than statements of historical fact, including without limitation, those with respect to CMGI’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: CMGI’s success, including its ability to improve its cash position, expand its operations and revenues, lower its costs, improve its gross margins and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; CMGI’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; CMGI may not be able to expand its operations in accordance with its business strategy; CMGI’s cash balances may not be sufficient to allow CMGI to meet all of its business and investment goals; CMGI may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; CMGI derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage CMGI’s financial condition and results of operations; ModusLink frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales are subject to demand variability; risks inherent with conducting international operations; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the venture capital portfolio may not occur; and increased competition and technological changes in the markets in which CMGI competes. For a detailed discussion of cautionary statements that may affect CMGI’s future results of operations and financial results, please refer to CMGI’s filings with the Securities and Exchange Commission, including CMGI’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial

Steven G. Crane

Chief Financial Officer

781-663-5012

ir@cmgi.com

or

Media

Bob Joyce

Financial Dynamics

617-747-3620

bob.joyce@fd.com

CMGI, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	April 30, 2007	July 31, 2006	April 30, 2006
Assets:
Cash and cash equivalents	$137,325	$131,728	$122,497
Available-for-sale securities	848	2,554	2,960
Short-term investments	112,100	94,450	87,500
Trade accounts receivable, net	211,953	175,391	188,928
Inventories, net	67,566	77,887	84,538
Prepaid and other current assets	13,243	11,638	10,804
Current assets of discontinued operations	—	1,962	3,054

Total current assets	543,035	495,610	500,281

Property and equipment, net	53,162	46,020	42,735
Investments in affiliates	26,736	20,655	22,816
Goodwill	181,376	181,239	181,607
Intangible assets, net	12,922	16,540	17,746
Other assets	3,020	3,139	3,128
Non-current assets of discontinued operations	—	—	2,417

	$820,251	$763,203	$770,730

Liabilities:
Current portion of capital lease obligations	$456	$321	$315
Accounts payable	142,530	151,077	149,827
Current portion of accrued restructuring	4,461	5,368	7,053
Accrued income taxes	6,993	5,502	1,720
Accrued expenses	55,747	43,526	44,902
Other current liabilities	3,022	2,819	3,085
Current liabilities of discontinued operations	3,057	4,775	1,820

Total current liabilities	216,266	213,388	208,722

Revolving line of credit	24,786	24,786	35,786
Long-term portion of accrued restructuring	5,354	6,831	7,603
Long-term portion of capital leases obligations	446	548	619
Other long-term liabilities	13,211	15,629	17,909
Non-current liabilities of discontinued operations	2,256	4,106	98

	46,053	51,900	62,015
Stockholders’ equity	557,932	497,915	499,993

	$820,251	$763,203	$770,730

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended			Nine months ended
	April 30, 2007	January 31, 2007	April 30, 2006	April 30, 2007	April 30, 2006

Net revenue	$282,078	$324,752	$264,748	$890,466	$887,006
Operating expenses:
Cost of revenue	252,111	284,219	235,886	789,923	796,768
Selling	3,404	3,320	5,108	10,489	15,789
General and administrative	24,494	22,356	21,710	67,056	63,103
Amortization of intangibles	1,206	1,206	1,206	3,618	3,618
Restructuring, net	(14)	2,382	2,582	2,181	8,885

Total operating expenses	281,201	313,483	266,492	873,267	888,163

Operating income (loss)	877	11,269	(1,744)	17,199	(1,157)
Other income (expenses):
Interest income	2,551	2,652	1,443	7,395	4,000
Interest expense	(660)	(637)	(795)	(1,901)	(2,069)
Other gains, net	5,073	28,030	21,976	34,025	24,093
Equity in income (losses) of affiliates	868	398	325	2,002	(73)

Total other income	7,832	30,443	22,949	41,521	25,951

Income from continuing operations before taxes	8,709	41,712	21,205	58,720	24,794
Income tax expense (benefit)	(909)	5,727	(738)	3,378	963

Income from continuing operations	9,618	35,985	21,943	55,342	23,831
Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(203)	(112)	(269)	273	(6,340)

Net Income	$9,415	$35,873	$21,674	$55,615	$17,491

Basic and diluted earnings per share:
Earnings from continuing operations	$0.02	$0.07	$0.04	$0.11	$0.05
Income (loss) from discontinued operations	$(0.00)	$(0.00)	$(0.00)	$0.00	$(0.01)

Net earnings	$0.02	$0.07	$0.04	$0.11	$0.04

Shares used in computing basic earnings per share	484,756	484,628	483,188	484,523	482,614

Shares used in computing diluted earnings per share	490,553	486,683	485,927	487,169	486,868

CMGI, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended			Nine months ended
	April 30, 2007	January 31, 2007	April 30, 2006	April 30, 2007	April 30, 2006
Net revenue:
Americas	$87,331	$121,292	$107,098	$314,788	$380,538
Asia	76,352	77,116	62,229	219,915	185,897
Europe	118,395	126,344	95,421	355,763	320,571

	$282,078	$324,752	$264,748	$890,466	$887,006

Operating income (loss):
Americas	$608	$7,370	$3,542	$13,424	$15,012
Asia	7,660	10,779	2,613	25,412	13,841
Europe	(2,734)	(1,913)	(3,429)	(8,074)	(17,469)

	5,534	16,236	2,726	30,762	11,384
Other	(4,657)	(4,967)	(4,470)	(13,563)	(12,541)

	$877	$11,269	$(1,744)	$17,199	$(1,157)

Non-GAAP operating income:
Americas	$2,243	$10,598	$5,622	$19,611	$21,278
Asia	9,800	12,721	4,637	31,328	19,102
Europe	(645)	498	276	(2,228)	(6,366)

	11,398	23,817	10,535	48,711	34,014
Other	(3,935)	(4,286)	(3,525)	(11,472)	(9,212)

	$7,463	$19,531	$7,010	$37,239	$24,802

Note: Non-GAAP operating income represents total operating income, excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO GAAP OPERATING INCOME (LOSS) AND NET INCOME

NON-GAAP Operating income	$7,463	$19,531	$7,010	$37,239	$24,802
Adjustments:
Depreciation	(4,107)	(3,442)	(3,407)	(10,452)	(8,108)
Amortization of intangible assets	(1,206)	(1,206)	(1,206)	(3,618)	(3,618)
Stock-based compensation	(1,287)	(1,232)	(1,559)	(3,789)	(5,348)
Restructuring, net	14	(2,382)	(2,582)	(2,181)	(8,885)

GAAP Operating income (loss)	$877	$11,269	$(1,744)	$17,199	$(1,157)

Other income, net	7,832	30,443	22,949	41,521	25,951
Income tax expense (benefit)	(909)	5,727	(738)	3,378	963
Income (loss) from discontinued operations	(203)	(112)	(269)	273	(6,340)

Net income	$9,415	$35,873	$21,674	$55,615	$17,491